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                                                                Exhibit 99(m)(5)



                            THE MUNDER FUNDS TRUST

                                Class C Shares
              Amended and Restated Distribution and Service Plan
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     This Class C Shares Service and Distribution Plan (the "Plan") has been adopted and is hereby amended and restated by the Board of Trustees of The Munder Funds Trust (the "Trust") on behalf of each Fund in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

     The Trust intends to enter into Selected Dealer Agreements and other distribution or shareholder servicing agreements ("Agreements") with various service organizations ("Service Organizations") either directly or through the Distributor, pursuant to which the Service Organization will make available or service Class C Shares or will offer Class C Shares for sale to the public.

     Section 1. Payments. The Trust is authorized to pay its Distributor (or any other person) or to pay a Service Organization directly for certain services in connection with the offering and sale of shares of the Class C Shares of the Funds of the Trust set forth on Schedule A attached hereto (all such Class C Shares hereinafter called "Shares" and all such Funds hereinafter called "Funds"). Payments by the Trust under the Plan will be calculated daily and paid monthly up to a rate or rates set form time to time by the Trust's Board of Trustees, provided that no rate set by the Board for any Fund may exceed the annual rate of 1.00% of the average daily net asset value of the outstanding Shares of such Fund. Further, subject to any change in such allocation determined by the Board of Trustees in the future, (a) not more than 0.25% of the average daily net asset value of the outstanding Shares of a Fund may be used to compensate brokers, dealers and other institutions, for personal services provided to shareholders and/or the maintenance of shareholder accounts and (b) not more than 0.75% of the average daily net asset value of the outstanding Shares of a Fund may be payable with respect to expenses relating to all other distribution and sales support activities. For purposes of determining payments under the Plan, the net asset value of the outstanding Shares of the respective Funds shall be computed in the manner specified in the Trust's prospectuses and statement of additional information for such Shares.

     Section 2. Expenses Covered by Plan. Payments to the Distributor (or any other person) under Section 1 of the Plan will be used by the Distributor or paid directly to a Service Organization for services intended to result in the sale of the Shares and/or shareholder servicing. Services relating to the sale of Shares shall include, but not be limited to, preparation, printing and distribution of prospectuses, sales literature and advertising materials by the Distributor, or, as applicable, brokers, dealers or other institutions; commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or brokers, dealers and other institutions; overhead and other office expenses of the Distributor attributable to distribution or sales support activities; opportunity costs related to the foregoing (which may be calculated as a carrying charge on the Distributor's unreimbursed expenses) incurred in connection with distribution or sales support activities. The overhead and other office expenses referenced above may include, without limitation, (a) the expenses of including lease costs, the salaries and employee benefit costs of administrative, operations and support personnel, utility costs, communication costs and the costs of stationery and supplies, (b) the costs of client sales seminars and travel related to distribution and sales support activities, and (c) other expenses relating to distribution and sales support activities.
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Upon proper authorization by the Trust's Trustees in accordance with Rule 12b-1 under the Act, payments covered by the Plan may also include payments for other services in connection with the distribution of the Shares including, without limitation, telephone facilities and in-house telemarketing.

     The personal shareholder services and maintenance of shareholder accounts, the payment for which by the Trust are intended to be within the scope of this Plan, may include, but shall not necessarily be limited to, payments to the Distributor or to brokers, dealers or institutions, any one of whom may receive monies in respect of the Shares owned by shareholders with whom such firm has a customer relationship. These services may include, among other things: (a) answering client inquiries regarding the Shares and/or the Funds; (b) assisting clients in changing dividend options, account designations and addresses; (c) performing sub-accounting; (d) establishing and maintaining shareholder accounts and records; (e) processing purchase and redemption transactions; (f) automatic investment in Shares of customer cash account balances; (g) enrolling clients into any of the special investment plans offered in connection with the purchase of the Shares, (h) providing periodic statements showing a customer's account balance and integrating such statements with those of other transactions and balances in the customer's other accounts serviced by such firm; (i) arranging for bank wires; (j) forwarding sales literature, advertising and/or other communication; and (k) such other services as the Trust may request on behalf of the Shares, to the extent such firms are permitted to engage in such services by applicable statute, rule or regulation.

     Payments made by a particular Fund must be for distribution and/or other services rendered for or on behalf of the Shares of such Fund, and will be borne entirely by such Shares. However, joint distribution financing with respect to Shares of the Funds (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

     Section 3. Reports of Distributor. So long as the Plan is in effect, the Distributor shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts to be paid to the Distributor under the Plan and the purposes of which such payments were made.

     Section 4. Approval of Plan. The Plan will become effective immediately, as to any class of Shares, upon its approval by (a) a majority of the outstanding Shares of such class, and (b) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     Section 5. Continuance of Plan. The Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 4.

     Section 6. Amendments. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which any class of Shares may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Shares of such class, and (b) any material amendments of
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the terms of the Plan shall become effective only upon approval as provided in paragraph 4(b) hereof.

     Section 7. Termination. The Plan is terminable, as to any class of Shares, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding Shares of such class. All amounts payable by a class of Shares to the Distributor or another person under this Plan (other than amounts that are then payable for periods ending not later than the date of such termination at the annual rate set by the Board based on the average daily net asset value of outstanding Shares during such periods and that have been previously accrued) shall be completely extinguished upon the termination of this Plan with respect to such class of Shares and such class shall have no further liability whatsoever in respect of such amounts.

     Section 8. Selection/Nomination of Trustees. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of such non-interested Trustees.

     Section 9. Limitation of Liability. The names "The Munder Funds Trust" and "Trustees of The Munder Funds Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated August 30, 1989 which is hereby referred to any a copy of which is of file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Munder Funds" entered into in the name or on behalf thereof by any of the Trustees, Shareholders, officers, representatives or agents of the Trust are not make individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

     Section 10. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Adopted:  January 21, 1994
Amended and Restated:  August 3, 1999
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                                   Schedule A
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Growth & Income Fund
Small Company Growth Fund
International Equity Fund
Balanced Fund
Bond Fund
U.S. Government Income Fund
Intermediate Bond Fund
Tax-Free Bond Fund
Tax-Free Short-Intermediate Bond Fund
Michigan Tax-Free Bond Fund